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
  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 1997
                                                     REGISTRATION NO. 33-81262C
-------------------------------------------------------------------------------------------
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                          U.S. SECURITIES AND EXCHANGE COMMISSION
                                  WASHINGTON, D.C.  20549
                                _____________________________

                              POST EFFECTIVE AMENDMENT NO. 1
                                        ON FORM S-3
                                            TO
                                        FORM SB-2
                   REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 _____________________________

                             CANTERBURY PARK HOLDING CORPORATION
                    (Exact Name of Registrant as Specified in its Charter)
                                  _____________________________

         MINNESOTA                            7948                    41-1775532
(State or Other Jurisdiction of    (Primary Standard Industrial    (I.R.S.Employer
Incorporation or Organization)      Classification Code Number)   Identification No.)

                                  _____________________________


                                      1100 CANTERBURY ROAD
                                   SHAKOPEE, MINNESOTA  55379
                                         (612) 445-7223

(Address, including zip code,  and telephone number of registrant's principal executive offices)

                                   ____________________________


             RANDALL D. SAMPSON                             COPIES OF COMMUNICATIONS TO:
     CANTERBURY PARK HOLDING CORPORATION                        RICHARD A. PRIMUTH
            1100 CANTERBURY ROAD                             Lindquist & Vennum P.L.L.P.
          SHAKOPEE, MINNESOTA 55379                                4200 IDS Center
               (612) 445-7223                                    80 South 8th Street
(Name, address and telephone number of agent for service)       Minneapolis, MN  55402
                                                                    (612) 371-3211
                                   ____________________________

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Post-Effective Amendment as determined by market conditions.

    If the only securities being registered on this Form are being offered pursuant to
dividend or interest reinvestment plans, please check the following box.  [   ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, check the following box.  [X]

    If this Form is filed to register additional securities for an offering pursuant to
Rule 462(b) under the Securities Act, please check the following box and list the
Securities Act registration statement number of the earlier effective registration
statement for the same offering. [   ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the
Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[    ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please
check the following box. [    ]

                                   _____________________


    THE REGISTRANT HEREBY AMENDS THIS POST-EFFECTIVE AMENDMENT TO REGISTRATION STATEMENT
ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE
REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
POST-AMENDMENT TO REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE
WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE POST-AMENDMENT TO
REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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

                         CANTERBURY PARK HOLDING CORPORATION

                           1,687,400 SHARES OF COMMON STOCK
                 WARRANTS TO PURCHASE 125,000 SHARES OF COMMON STOCK

    This Prospectus relates to 1,562,400 shares of Common Stock, $.01 par value (the "Common Stock") of Canterbury Park Holding Corporation (the "Company") issuable upon exercise of Redeemable Common Stock Purchase Warrants (the "Redeemable Warrants"), as well as 125,000 Redeemable Warrants and 125,000 shares of the Company's Common Stock issuable upon exercise of the Representative's Warrants (as defined below).

    In August 1994, pursuant to a public offering, the Company issued Units consisting of one share of Common Stock of the Company and one Redeemable Warrant to purchase one share of the Common Stock of the Company. Each Redeemable Warrant entitles the holder to purchase one share of Common Stock at a price of $4.875 per share until August 25, 1998. There are currently 1,437,400 Redeemable Warrants outstanding. The Company has the right to redeem the Redeemable Warrants, at $0.05 per Redeemable Warrant, upon 30 days' notice if the last reported sale price of the Common Stock for 20 consecutive trading days ending not more than 15 days preceding such notice is equal to at least $5.85 per share.

    In connection with the 1994 public offering of the Units the Company also issued to the Representative of the Underwriters 125,000 Warrants to purchase 125,000 Units ("Representative's Warrants"). Each Representative's Warrant entitles the holder to purchase a Unit consisting of one share of Common Stock and one Redeemable Warrant at a price of $4.80 per Representative's Warrant until August 18, 1999.

    All of the Common Stock and Redeemable Warrants offered hereby by means of this Prospectus are being offered by the Company exclusively to holders of the Redeemable Warrants and the Representative's Warrants.

    The Common Stock and the Redeemable Warrants are listed on the Nasdaq SmallCap Market under the symbols "TRAK" and "TRAKW," respectively. On August 27, 1997, the last sale prices for the Common Stock and the Redeemable Warrants as reported on the Nasdaq SmallCap Market were, respectively, $3.875 per share and $0.4375 per Warrant.

         SEE "RISK FACTORS" FOR A DESCRIPTION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY INVESTORS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
             ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                           CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is          , 1997.

                                AVAILABLE INFORMATION

    This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") (File No. 33-81262C) which the Company has filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    The Company is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information as well as the Registration Statement and Exhibits of which this Prospectus is a part filed by the Company may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following Regional Offices: 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street--Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission's Website (http://www.sec.gov) or can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Material filed by the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference and made a part hereof: (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996; (ii) the Company's Registration Statement on Form SB-2 as filed with the Commission's Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and declared effective August 18, 1994, which includes the description of the Company's Common Stock under the caption Description of Securities and the description of the Representative's Warrants; (iii) the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended
March 31, 1997 and June 30, 1997; and (iv) the Company's Report on Form 8-K as filed on August 28, 1997.

    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering described herein shall be deemed to be incorporated by reference in this Prospectus from the respective dates those documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been, or may be, incorporated in this Prospectus by reference, other than exhibits to such documents. Request for such copies should be directed to Canterbury Park Holding Corporation, 1100 Canterbury Road, Shakopee, Minnesota 55379, Attention: Financial Reporting Department.

                              FORWARD LOOKING STATEMENTS

    THIS PROSPECTUS, INCLUDING THE INFORMATION SET FORTH BELOW AND THE INFORMATION INCORPORATED INTO THIS PROSPECTUS BY REFERENCE, CONTAINS FORWARD-LOOKING STATEMENTS CONCERNING POSSIBLE OR ASSUMED FUTURE RESULTS OF OPERATIONS OR BUSINESS DEVELOPMENTS WHICH ARE TYPICALLY PRECEDED BY THE WORDS "BELIEVES," "EXPECTS," "ANTICIPATES," "INTENDS" OR SIMILAR EXPRESSIONS. FOR SUCH FORWARD LOOKING STATEMENTS, THE COMPANY CLAIMS THE PROTECTION OF THE SAFE HARBOR FOR FORWARD LOOKING STATEMENTS CONTAINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. PROSPECTIVE INVESTORS SHOULD UNDERSTAND THAT SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER SIGNIFICANTLY FROM THOSE INDICATED IN THE FORWARD-LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, FLUCTUATIONS IN ATTENDANCE AT THE RACETRACK, CHANGES IN THE LEVEL OF WAGERING BY PATRONS, LEGISLATIVE AND REGULATORY CHANGES, THE IMPACT OF WAGERING PRODUCTS INTRODUCED BY COMPETITORS, HIGHER THAN EXPECTED EXPENSES, AND OTHER RISKS APPLICABLE TO THE HORSE RACING INDUSTRY GENERALLY. IN CONNECTION WITH THE FORWARD-LOOKING STATEMENTS WHICH APPEAR IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE
RISK FACTORS CONTAINED HEREIN.  SEE "RISK FACTORS."

                               PROSPECTUS SUMMARY

    THE FOLLOWING MATERIAL IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. SEE "RISK FACTORS" FOR A DESCRIPTION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY INVESTORS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

THE COMPANY

    Canterbury Park Holding Corporation (the "Company") is engaged in the business of conducting live thoroughbred, quarter horse and harness racing and pari-mutuel wagering operations related thereto at its facilities in Shakopee, Minnesota (the "Racetrack"), as well as in conducting "simulcasting," which is pari-mutuel wagering on races held at out-of-state racetracks that are televised simultaneously at the Racetrack. The Company also derives revenues from related services and activities, such as concessions, parking, admissions and programs, and from other entertainment events held at the Racetrack.

    The Racetrack was constructed during 1984 and 1985. From 1985 to 1992, two groups unsuccessfully attempted to profitably conduct horse racing and pari-mutuel wagering operations at the Racetrack. All horse racing and pari-mutuel wagering operations ceased at the end of 1992 and during 1993 and early 1994 no material business activities were conducted at the Racetrack. Further information regarding prior operations at the Racetrack can be obtained by reference to the Company's Registration Statement on Form SB-2 (File
No. 33-81262C) under "Business--History of the Racetrack." See "Incorporation of Certain Documents by Reference" herein.

    The Company was incorporated under the laws of Minnesota on March 24, 1994 and on March 29, 1994 acquired the Racetrack from the previous owner. On May 6, 1994 the Company commenced simulcasting operations. In August 1994 the Company conducted a public offering of Units, consisting of one share of Common Stock and a warrant to purchase one share of Common Stock. With the proceeds from the public offering, including proceeds from the exercise of the underwriter's overallotment option in September 1994, the Company retired debt associated with its acquisition of the Racetrack. Since May 6, 1994 the Company has principally engaged in conducting year-round simulcasting operations, five to seven days per week and live horse racing ("live meets") on a seasonal basis, generally from late May to mid-August. The Company is conducting a 56 day live meet in 1997 from May 17 to September 1, consisting of a 26-day mixed meet of thoroughbred and quarter horse racing, a 27-day thoroughbred only meet, and three days of live harness racing over Labor Day weekend.

    The executive offices of the Company are located at 1100 Canterbury Road, Shakopee, Minnesota 55379 and the Company's phone number is (612) 445-7223.

                                     THE OFFERING

SECURITIES OFFERED      1,562,400 shares of Common Stock issuable upon exercise
                        of Redeemable Warrants, as well as 125,000 shares of Common Stock of the Company and 125,000 Redeemable
                        Warrants issuable upon exercise of the Representative's
                        Warrants.

EXERCISE Each Redeemable Warrant entitles the holder to purchase one share of Common Stock, at a price of $4.875 per share.

                        Each Representative's Warrant entitles the holder to purchase a Unit consisting of one share of Common Stock and one Redeemable Warrant, at a price of $4.80 per Representative's Warrant, until August 18, 1999.

REDEMPTION              The Company has the right to redeem the Redeemable
                        Warrants, at a redemption price of $.05 per Redeemable
                        Warrant on not less than 30 days' written notice, provided that the last reported sale price of the Common Stock exceeds $5.85 per share (subject to adjustment) for any 20 consecutive trading days ending not more than 15 days prior to such notice.

EXPIRATION              The Redeemable Warrants expire on August 25, 1998.

                        The Representative's Warrants expire on August 18,
                        1999.

USE OF PROCEEDS         Repayment of debt, working capital and general
                        corporate purposes.

                                     RISK FACTORS

    See "Risk Factors" for a description of certain factors that should be considered by investors before purchasing the securities offered hereby.

                                     RISK FACTORS

    In addition to matters discussed elsewhere in this Prospectus, prospective investors should consider the following:

    RECENTLY ESTABLISHED BUSINESS VENTURE; LIMITED OPERATING HISTORY. The Company is a recently established business venture. While the Company has acquired a facility at which horse racing and pari-mutuel wagering were previously conducted, no such operations were conducted during the period January 1993 through April 1994. Consequently, all functions of a typical business operation -- such as marketing, customer relations, personnel and accounting -- as well as those aspects unique to a racetrack business, have been initiated without any continuation from the Racetrack's former owners. Further, prior to commencement of the Company's operations, most of the Company's directors and executive officers had no prior experience in owning or managing horse racing and pari-mutuel wagering operations. Accordingly, the Company faces all the risks typically associated with a recently established business. The Company experienced a loss from operations during the fiscal years ended December 31, 1994 and 1995 and reported only a modest profit for its fiscal year ended December 31, 1996.

    PRIOR UNPROFITABLE OPERATIONS AT THE RACETRACK. Although the Racetrack was the only pari-mutuel racetrack authorized to operate in the State of Minnesota during the period 1985 to 1992, the two previous owners of the Racetrack were unable to conduct live horse racing and pari-mutuel wagering at a profit. There was no live or simulcast racing in 1993. While the Company believes that the amount it paid to acquire the Racetrack, combined with a shorter live racing season beginning in 1995, will enable it to operate at a lower expense level than the two previous owners of the Racetrack experienced, no assurance can be given that the Company will be able to attract a sufficient number of simulcast and live racing patrons needed to support profitable operations on an ongoing basis.

    PRIMARY SOURCES OF REVENUE; DEPENDENCE UPON SIMULCAST REVENUES. The Company's revenues are derived primarily from pari-mutuel wagering on live and simulcast horse races. In pari-mutuel wagering, individuals bet against each other in a pool rather than against the operator of the facility or with pre-set odds. From the total amount wagered, referred to as the "handle," the Racetrack deducts a percentage, referred to as the "takeout," with the balance returned to winning patrons. The takeout constitutes the Racetrack's primary source of revenue. From the takeout, the Racetrack is required to pay state pari-mutuel taxes and set aside amounts for purses and a state administered fund, known as the "Breeder's Fund," which benefits the horse racing and horse breeding industries generally. If the handle is from simulcasting originating from an out-of-state racetrack (the "host track"), additional amounts are paid to the host track from the takeout. The balance of the takeout remaining after these deductions, commonly referred to as the "retainage," is retained by the Racetrack.

    The Company's ability to operate profitably depends in large measure on obtaining significant revenues from simulcast racing. Such revenues, among other things, provide monies for purses paid during the live meet (see "Management of Purse Fund"), as well as the funds needed to support the substantially higher costs which the Racetrack incurs when it conducts live horse racing. Revenues from simulcasting are contractually apportioned between the host track and the racetrack receiving the simulcast signal (the "receiving track") in various negotiated proportions. The Company's simulcast agreements with other racetracks, are subject to termination or modification upon specified notice. There can be no assurance that the Company will continue to generate sufficient revenues from its simulcast operations to enable it to obtain the funds necessary to adequately support live racing.

    UNCERTAINTY REGARDING ADDITIONAL REVENUE SOURCES. Legislation which would permit the Minnesota State Lottery to operate up to 1,500 video lottery terminals (VLT's) at the Racetrack was introduced during the 1997 session of the Minnesota Legislature. This proposal was primarily structured to provide a source of financing for a new outdoor baseball stadium for the Minnesota Twins. Public polling during that period indicated substantial public support for funding the stadium using income from VLT's at the Racetrack. However, the legislative session ended without resolution of the issue. The stadium funding issue is currently being studied by a legislative committee which will report to the Minnesota legislature during a special session expected to convene in September of 1997 to deal with the stadium issue. The Company has engaged various consultants to research and report to the committee and the legislature on the viability and potential profitability of additional gaming at the Racetrack. NO ASSURANCE CAN BE GIVEN THAT ANY STADIUM FUNDING LEGISLATION AUTHORIZING ADDITIONAL GAMING AT THE RACETRACK WILL BE ENACTED AND, IF ENACTED, THE COMPANY IS UNABLE TO PROVIDE ANY ESTIMATES AS TO WHAT, IF ANY, POSITIVE FINANCIAL IMPACT THIS LEGISLATION WOULD HAVE ON THE COMPANY.

    COMPETITION WITH OTHER FORMS OF ENTERTAINMENT. Although the Company holds the only license to own and operate a pari-mutuel horse racing track in the seven county area surrounding Minneapolis and Saint Paul, the Racetrack encounters intense competition from many other forms of leisure time activities, including casino style gaming on nearby Indian reservations, charitable gaming (primarily bingo and pulltabs), Minnesota state lottery products, dog racing, professional and collegiate sports, the Mall of America (the largest enclosed shopping mall in the United States), amusement parks and other forms of entertainment. No assurance can be given that such competition will not prevent the Racetrack from attaining or maintaining levels of attendance and wagering adequate to generate sufficient revenues for the Company.

    COMPETITION FOR QUALITY HORSES; DECLINE IN THOROUGHBRED HORSE INDUSTRY. The Company's ability to attract patrons for the Racetrack's live meets is dependent, in part, on the quality of horses racing at the Racetrack. The Company competes with racetracks located throughout the United States, including many located in the Midwest, to attract quality horses. A number of competing racetracks are able to offer greater purses than the Company. No assurance can be given that the Company will be able to offer purses that are sufficiently high to attract the better quality horses needed to build attendance and wagering at the Racetrack.

    In addition, over the last several years, the thoroughbred industry as a whole, and Minnesota in particular, has seen depressed prices for the sale of thoroughbreds, as well as financial failures of thoroughbred farms. The number of thoroughbred foals born has decreased over the past several years leading to an industry-wide decline in the number of thoroughbreds available to run in races. The Company believes this trend may continue. Because of the decline in the number of thoroughbreds racing, competition for quality horses to participate in live racing is expected to intensify. Accordingly, there can be no assurance that a sufficient number of quality horses will be available to race at the Racetrack.

    RELATIONS WITH HORSE INDUSTRY ASSOCIATIONS. The success of the Company depends in large part upon maintaining good relations with horse owners and trainers of the various breeds of horses competing at the Racetrack whose respective interests are represented by several industry associations.
Owners and trainers of thoroughbred horses are represented by the Minnesota Horsemen's Benevolent and Protective Association ("MHBPA"); owners and trainers of quarter horses are represented by the Minnesota Quarter Horse Racing Association; and owners and trainers of standard-bred horses are represented by the Minnesota Harness Racing, Inc. (all such associations being hereinafter collectively referred to as the "Horse Associations").
Good relations are important, in part, because, while the minimum amount allocated from the takeout for purses is fixed by Minnesota law, total purses paid during the live meet and other matters related to purses and the administration of the live meet is subject to further agreement with the Horse Associations.

    Under federal and state law, the Racetrack is obligated to reach agreement with the association representing the owners and trainers of the breed of horse which races a majority of the time at the Racetrack, which is the MHBPA, in regard to the number of racing days and the operation of simulcasting. Although the Company has obtained the consent of the MHBPA for the receipt of simulcasting signals and believes it will continue to obtain such consents in the future, as well as obtaining the consent of the MHBPA to act as a sending track when it commences live racing, no assurance in regard to any future consents can be given. Of particular significance, unless agreement is reached with the MHBPA to conduct a shorter season, Minnesota law requires the Racetrack to schedule a minimum of 125 days of live racing annually, which is considerably longer than the length of live meets which the Company believes is feasible for the foreseeable future. The MHBPA has waived the 125-day requirement for live meets conducted in 1994 through 1997 and allowed the Company to run a live meet for a minimum of approximately 55 days in each of 1995, 1996 and 1997. Although the Company believes it has a good working relationship with the MHBPA, there can be no assurance that the Company will be able to continue to negotiate agreements with the MHBPA that will enable the Company to operate a live meet shorter than the statutory minimum for the years beyond 1997. If the Company is unable to negotiate such an agreement or reach agreement on other terms it believes are important to its operations, its profitability could be adversely affected.

    MANAGEMENT OF PURSE FUND. The Racetrack generates funds for the purses from wagering on simulcasting and on live races with a percentage of the takeout required to be set aside for distribution as purses to owners of horses running in the live meet. Although the total amount to be paid for purses during the live meet is based on the total amount wagered on simulcasting prior to and during the live meet and on live races during the live meet, the track operator must estimate the total purse monies that are expected to be generated by such wagering and establish purses based on these estimates. If the Company overestimates the amount of reserves that will be generated prior to and during a live meet, then the percentage of purse money as compared to total revenues will increase, thus reducing cash flow and possibly profitability. Therefore, the success of the Company will depend, in part, on its ability to correctly forecast the total amount of purse funds that will be generated from racing and the proper allocation of the purse funds to attract quality horses throughout the live meet.

    DECLINING ON-TRACK PATRONAGE. For the past several years, a number of racetracks throughout the country have experienced a decline in attendance at live races and, as a consequence, a decline in revenues derived from pari-mutuel wagering at the racetracks where the horses run ("on-track wagering"). This trend was reflected in Minnesota and, the Company believes, contributed to prior unsuccessful operations at the Racetrack. No assurance can be given that this trend will not continue.

    GOVERNMENT REGULATION. The operation of the Company's pari-mutuel wagering facility is subject to ongoing and active governmental regulation, including, but not limited to, regulation under the Minnesota Pari-Mutuel Horse Racing Act (the "Racing Act"). Under the Racing Act, the Minnesota Racing Commission (the "Racing Commission") has the authority to review the Company's Class A and Class B licenses and may suspend or revoke either license for violation of the Racing Act or any regulations of the Racing Commission. Loss of either license would deprive the Company of substantially all of its operating income.

    A significant portion of the Company's revenues are from the funds remaining from the handle after deducting statutorily mandated payments to
(i) the state of Minnesota in the form of pari-mutuel taxes, (ii) the horse owners in the form of purses, (iii) the Breeder's Fund which is apportioned by the Minnesota Racing Commission among various purposes related to Minnesota's horse breeding and racing industries, and (iv) racing patrons in the form of winning pari-mutuel tickets. The legislature of Minnesota could change any or all of these statutorily mandated payments which the Company must pay, or require additional payments at any time.

    RESTRICTIONS ON HOLDERS OF FIVE PERCENT OR MORE OF COMPANY COMMON STOCK. Under the Racing Act, owners of five percent or more of the Company's securities are subject to review by the Racing Commission, which may revoke or suspend the Company's Class A and Class B licenses if it determines that the ownership by such persons would be detrimental to horse racing in Minnesota. The Company has included a provision in its Articles of Incorporation that permits it to repurchase the shares of Common Stock held by such persons at specified prices. See "Description of Securities -- Racing Commission Approval Required For Five Percent Holders."

    CONTROL BY EXISTING MANAGEMENT. The officers and directors of the Company beneficially own approximately 55.6% of the outstanding shares of the Company. These officers and directors are in a position to exercise control over the affairs of the Company, including the election of directors.

    RELIANCE UPON CURRENT MANAGEMENT. The Company is significantly dependent upon the services of Curtis A. Sampson, its Chairman, Dale H. Schenian, its Vice-chairman, and Randall D. Sampson, its President and General Manager.
The Company has not entered into employment agreements with any of these individuals and the loss of the services of any of these persons might have a material adverse effect on the Company. No assurance can be given that suitable individuals will be available to perform the functions for which needs continue to exist.

    NO DIVIDENDS. The Company has never paid cash dividends on its Common Stock and does not anticipate paying dividends on its Common Stock in the foreseeable future. Any future cash dividends will depend upon the earnings, if any, of the Company, its financial requirements and other factors. Investors who anticipate a need for immediate income from their investment should not purchase the Common Stock and Redeemable Warrants being offered hereby.

    POSSIBLE REDEMPTION OF WARRANTS. The Redeemable Warrants are subject to redemption at any time by the Company at $.05 per Redeemable Warrant on 30 days prior written notice if the last reported sale of the Common Stock exceeds $5.85 per share (subject to adjustment) for 20 consecutive trading days within 15 days prior to the date of notice. If the Redeemable Warrants are redeemed, Warrantholders will lose their right to exercise the Redeemable Warrants except during such 30-day redemption period. Redemption of the Redeemable Warrants could force the holders to exercise the Redeemable Warrants at a time when it may be disadvantageous for the holders to do so or to sell the Redeemable Warrants at the then market price or accept the redemption price, which is likely to be substantially less than the market value of the Redeemable Warrants at the time of redemption. See "Description of Securities -- Redeemable Warrants."

                                USE OF PROCEEDS

    The net proceeds to be received by the Company if all of the Redeemable Warrants and all of the Representative's Warrants are exercised in full are estimated to be approximately $8,209,200. The net proceeds will be used to reduce debt and for working capital and general corporate purposes.

                             DESCRIPTION OF SECURITIES

COMMON STOCK

    The Company's authorized capital stock consists of 10,000,000 shares of Common Stock, $.01 par value, of which 2,973,882 shares of Common Stock are currently outstanding and held of record by approximately 327 shareholders.

    Holders of Common Stock are entitled to receive such dividends as are declared by the Board of Directors of the Company out of funds legally available for the payment of dividends. The Company expects to retain any earnings to finance the development of its business. Accordingly, the Company does not anticipate payment of any dividends on the Common Stock for the foreseeable future. In the event of any liquidation, dissolution or winding-up of the Company, the holders of Common Stock will be entitled to receive a pro rata share of the net assets of the Company remaining after payment or provision for payment of the debts and other liabilities of the Company.

    Holders of Common Stock are entitled to one vote per share in all matters to be voted upon by shareholders. There is no cumulative voting for the election of directors, which means that the holders of shares entitled to exercise more than 50% of the voting rights in the election of directors are able to elect all of the directors. Holders of Common Stock have no preemptive rights to subscribe for or to purchase any additional shares of Common Stock or other obligations convertible into shares of Common Stock which may hereafter be issued by the Company.

    The Company's Articles of Incorporation provide that the Company may redeem, at fair market value, securities held by any person or entity whose status as a security holder, in the opinion of the Board of Directors of the Company, may result in the disapproval, modification or non-renewal of any contract or the loss or non-reinstatement of any license or franchise from any governmental agency held by the Company or any of its subsidiaries, which license or franchise is conditioned upon some or all of the holders of capital stock meeting certain criteria. These restrictions are contained in a legend on each certificate evidencing shares of Common Stock and will be contained on each certificate issued evidencing Redeemable Warrants. See "Racing Commission Approval Required for Five Percent Holders" below.

    All of the outstanding shares of Common Stock are, and the shares to be sold pursuant to this Offering will be, fully paid and non-assessable. Holders of Common Stock of the Company are not liable for further calls or assessments.

                              REDEEMABLE WARRANTS

    WARRANT AGREEMENT. The Redeemable Warrants have been, and to the extent the Representative's warrants are exercised, will be issued under and governed by the provisions of the Warrant Agreement between the Company and Norwest Bank Minnesota, National Association, as Warrant Agent. A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following statements are summaries of certain provisions contained therein, are not complete and are qualified in their entirety by reference to the Warrant Agreement.

    One Redeemable Warrant entitles the holder ("Warrantholder") thereof to purchase one share of Common Stock during the four years following the date of issuance. Each Redeemable Warrant will be exercisable at a price equal to $4.875 per share, subject to adjustment as a result of certain events. Beginning ninety (90) days from issuance, the Redeemable Warrants are redeemable, in whole, by the Company at a redemption price of $.05 per Redeemable Warrant on not less than 30 days written notice, provided that the last reported sale of the Common Stock exceeds $5.85 per share (subject to adjustment) for any 20 consecutive trading days ending no less than 15 calendar days prior to such notice. Holders of Redeemable Warrants may exercise their rights until the close of business on the date fixed for redemption, unless extended by the Company.

    Warrantholders as such are not entitled to vote, receive dividends, or exercise any of the rights of holders of shares of Common Stock for any purpose until such Redeemable Warrants have been duly exercised and payment of the purchase price has been made. The Redeemable Warrants are in registered form and may be presented for transfer, exchange, or exercise at the corporate office of the Warrant Agent.

    The Warrant Agreement provides for adjustment of the exercise price and the number of shares of Common Stock purchasable upon exercise of the Redeemable Warrants to protect Warrantholders against dilution in certain events, including stock dividends, stock splits, reclassification and any combination of Common Stock, or the merger, consolidation or disposition of substantially all the assets of the Company.

    REGISTRATION. The Company has sufficient shares of Common Stock authorized and reserved for issuance upon exercise of the Redeemable Warrants, and such shares when issued will be fully paid and non-assessable. The Company must have a current registration statement on file with the Securities and Exchange Commission and, unless exempt therefrom, with the securities commission of the state in which the Warrantholder resides in order for the Warrantholder to exercise his or her Redeemable Warrants and obtain shares of Common Stock free of any transfer restrictions. The shares so reserved for issuance upon exercise of the Redeemable Warrants are registered pursuant to the Registration Statement for which this Prospectus is a part. Furthermore, the Company has agreed to use its best efforts to maintain an effective registration statement (by filing any necessary post-effective amendments or supplements to the Registration Statement) throughout the term of the Redeemable Warrants with respect to the shares of Common Stock issuable upon exercise thereof.

The Company will incur significant legal and other related expenses in order to keep such registration statement current. There can be no assurance, however, that the Company will be able to keep any such registration statement current or that such registration statement will be effective at the time the Warrantholder desires to exercise his or her Redeemable Warrants and issuance of shares of Common Stock upon such exercise. However, there can be no assurance that any such qualification will be effective at the time the Warrantholder desires to exercise his or her Redeemable Warrants. If for any reason the Company's registration statement is not kept current, or if the Company is unable to qualify its Common Stock underlying the Redeemable Warrants for sale in particular states, Warrantholders in those states will, absent an applicable exemption, have no choice but to either sell such Warrants or let them expire.

    EXERCISE. The Redeemable Warrants may be exercised upon surrender of the certificate therefore on or prior to the expiration date (or earlier redemption date) at the offices of the Company's Warrant Agent, with the "Purchase Form" on the reverse side of the certificate filled out and executed as indicated, accompanied by payment of the full exercise price (by certified or cashier's check payable to the order of the Company) for the number of Redeemable Warrants being exercised.

    For the term of the Redeemable Warrants, the Warrantholders are given the opportunity to profit from a rise in the market price of the Company's Common Stock with a resulting dilution in the interest of the Company's shareholders. During such term, the Company may be deprived of opportunities to sell additional equity securities at a favorable price. The Warrantholders may be expected to exercise their Redeemable Warrants at a time when the Company would, in all likelihood, be able to obtain equity capital by a sale or a new offering on terms more favorable to the Company than the terms of the Redeemable Warrants.

    TAX CONSIDERATIONS. No gain or loss will be recognized by a holder of a Redeemable Warrant upon purchase of Common Stock for cash pursuant to the exercise of the Redeemable Warrant. The adjusted basis of a share of Common Stock so acquired will equal the adjusted basis of the Redeemable Warrant plus the exercise price. There may be other federal tax considerations, and state, local or foreign tax considerations. Investors should consult their own tax advisors before determining whether to purchase the Units or exercise the Redeemable Warrants.

RACING COMMISSION APPROVAL REQUIRED FOR FIVE PERCENT HOLDERS

    Under the Minnesota Racing Act, the Minnesota Racing Commission may deny the request for a Class A License or a Class B License if any person associated with the license applicant has committed certain acts, including having been engaged in any illegal business or been found guilty of fraud or misrepresentation in connection with horse racing or breeding. An applicant or licensee is also required to provide this information with respect to any such controlling person or a nonindividual person that owns five percent or more of the voting securities of the applicant. Pursuant to Minn. Stat.
Section 240.06, Subd. 6 and 7, and Minn. Stat. Section 240.07, Subd. 5 and 6, the holder of a Class A or Class B license is also required to report to the Minnesota Racing Commission the identity and relevant information about any person who acquires five percent or more of the licensee's beneficial ownership within five days of the time that such person acquires such beneficial ownership of the Company's Common Stock. The Minnesota Racing Commission has the power to revoke or suspend a licensee's Class A or Class B license if the Minnesota Racing Commission determines that a five percent owner's interest in the licensee is detrimental to the integrity of horse racing in Minnesota or if the information required by the statute about the person cannot be verified.

    In light of these provisions of Minnesota law, the Company has included a provision in its Articles of Incorporation that provides that in the event any person or group of persons acquires a five percent or greater beneficial interest in the Company's equity securities, the shareholder must provide the Company with the information that the Company is required to provide to the Minnesota Racing Commission under Minnesota law. The Articles further provide that if any five percent beneficial holder of the equity securities of the Company, or any other beneficial holder of the Company's securities, is determined by the Racing Commission to be detrimental to the integrity of horse racing in Minnesota or in the reasonable judgment of the Company such a conclusion is likely or if the person refuses to provide the information required to make the determination under Minnesota law, the Company shall have the right to repurchase all shares acquired by such person or persons at the lowest of (i) the price at which shares were acquired, (ii) the book value of the Company as of its most recent audited balance sheet prior to the purchase, or (iii) the fair market value of the Company's Common Stock on the date the Company learned of the purchase.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company's Redeemable Warrants and Common Stock is Norwest Bank Minnesota, N.A.


                  INDEMNIFICATION AND WAIVER OF DIRECTOR LIABILITY

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has bene settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The Minnesota Business Corporation Act provides that officers and directors of the Company have the right to indemnification from the Company for liability arising out of certain actions. Such indemnification may be available for liabilities arising in connection with this offering. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to such indemnification provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

    The Company has adopted in its Articles of Incorporation a provision which limits personal liability for breach of the fiduciary duty of its directors, to the extent provided by Section 302A.251 of the Minnesota Business Corporation Act. Such provision eliminates the personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on a breach of the director's duty of loyalty to the Company, liability for acts or omissions not made in good faith, liability for acts or omissions involving intentional misconduct, liability based on payments of improper dividends, liability based on violations of state securities laws and liability for acts occurring prior to the date such provision was added.

    Section 302A.521 of the Minnesota Business Corporation Act provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined therein) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the Company.
 Article IX of the Company's By-Laws provides that the Company shall indemnify persons to the fullest extent permissible by the Minnesota Business Corporation Act. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

    The Company is governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act, which may deny shareholders the receipt of a premium on their Common Stock and which may also have a depressive effect on the market price of the Company's Common Stock. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.637 prohibits a public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

                              PLAN OF DISTRIBUTION

    The Common Stock and Redeemable Warrants offered hereby are being offered by the Company exclusively to the holders of the Company's Redeemable Warrants and the Representative's Warrants. The Company does not have any agreement with any underwriter or other party for the distribution of the Common Stock offered hereby. The Common Stock is being offered by the Company through this Prospectus, and no commissions or other remuneration will be paid to any person for soliciting the exercise of the Redeemable Warrants and the Representative's Warrants and the sale of the Common Stock.

    The Company has agreed to maintain effectiveness of the Registration Statement of which this Prospectus forms a part until August 25, 1998 with respect to the Redeemable Warrants and August 18, 1999 with respect to the Representative's Warrants. As a result, the Common Stock issuable upon exercise of the Redeemable Warrants and the Representative's Warrants will be freely transferrable by the holders thereof (other than affiliates of the Company).

                                LEGAL MATTERS

    The validity of the shares of Common Stock to be issued upon exercise of the Redeemable Warrants will be passed upon for the Company by Lindquist & Vennum P.L.L.P., Minneapolis, Minnesota. Partners of Lindquist & Vennum beneficially own 7,500 shares of Common Stock.

                                    EXPERTS

    The Consolidated Financial Statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their report, which is incorporated by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

NO DEALER, SALESPERSON OR OTHER
INDIVIDUAL HAS BEEN AUTHORIZED TO
GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS OR ANY
PROSPECTUS SUPPLEMENT IN CONNECTION
WITH THE OFFERING MADE HEREBY, AND,
IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED
UPON AS HAVING BEEN AUTHORIZED BY THE
COMPANY.  THIS PROSPECTUS AND ANY
PROSPECTUS SUPPLEMENT DOES NOT
CONSTITUTE AN OFFER TO SELL, OR
SOLICITATION OF AN OFFER TO BUY, ANY
SECURITIES OFFERED HEREBY TO ANY
PERSON IN ANY JURISDICTION WHERE SUCH
OFFER OR SOLICITATION WOULD BE
UNLAWFUL.  NEITHER THE DELIVERY OF
THIS PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE ANY IMPLICATION
THAT THE INFORMATION CONTAINED HEREIN
IS CORRECT AS OF ANY TIME SUBSEQUENT
TO THE DATE HEREOF.

TABLE OF CONTENTS                   PAGE

Available Information  . . . . . . .   2
Incorporation of Certain Documents
 by Reference  . . . . . . . . . . .   3
Forward Looking Statements . . . . .   3
Prospectus Summary . . . . . . . . .   4
Risk Factors . . . . . . . . . . . .   6
Use of Proceeds  . . . . . . . . . .  11
Description of Securities  . . . . .  11
Indemnification and Waiver of
 Director Liability  . . . . . . . .  14
Plan of Distribution . . . . . . . .  16
Legal Matters  . . . . . . . . . . .  16
Experts  . . . . . . . . . . . . . .  16



                                   CANTERBURY PARK
                                       HOLDING
                                     CORPORATION



                                ---------------------

                                      PROSPECTUS

                                ---------------------






                                           , 1997

                                     PART II
                       INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses in connection with the issuance and distribution of the securities covered by this post-effective amendment are set forth in the following table:

    SEC registration fee . . . . . . . . . .          *
    Legal fees and expenses of the Company . .   $4,000
    Accounting fees and expenses . . . . . . . . $2,000
    Blue Sky fees and expenses . . . . . . . . . $  300
    Printing expenses  . . . . . . . . . . . . . $  750
    Transfer agent fees and expenses . . . . . . $  250
    Miscellaneous  . . . . . . . . . . . . . . . $  200
                                                 ------
         TOTAL . . . . . . . . . . . . . . . . . $7,500
                                                 ------

_____________________________
* Previously paid.

Each amount set forth above, except the SEC registration fee and the NASD filing fees, is estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 302A.521 of the Minnesota Business Corporation Act provides that, unless prohibited or limited by a corporation's articles of incorporation or bylaws, a corporation must indemnify its current and former officers, directors, employees and agents against reasonable expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement and which were incurred in connection with actions, suits, or proceedings in which such persons are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they (i) have not been indemnified by another organization, (ii) acted in good faith,
(iii) received no improper personal benefit, (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (v) reasonably believed that the conduct was in the best interests of the corporation. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees or agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

    Article VII of the Bylaws of the Company provides that the directors, officers and employees of the Company and other persons serving at the request of the Registrant shall be indemnified to the fullest extent permitted by Section 302A.521 of the Minnesota Business Corporation Act.

ITEM 16. EXHIBITS.


Regulation S-B                                          Location in Consecutive Numbering
Exhibit Table                                           System as Filed With the Securities
  Reference          Title of Document                  and Exchange Commission
--------------       -----------------                  -----------------------------------
     (1)              *
     (2)              *

    4.1               Warrant Agreement between the     Filed as Exhibit 4.1 to the SB-2
                      Company and the Warrant Agent     Registration Statement (File
                                                        No. 33-81262C) as declared effective
                                                        August 18, 1994 (the "SB2 Registration
                                                        Statement) and incorporated herein by
                                                        reference.

    5                 Opinion of Lindquist & Vennum     Filed herewith as Exhibit 5.1.

    8                 *

   15                 *

   23.1               Consent of Lindquist & Vennum     Filed herewith.
                      (included in Exhibit 5.1)

   23.2               Consent of Deloitte & Touche LLP, Filed herewith as Exhibit 23.2.
                      independent public accountants

   24                 Power of Attorney                 Included on Signature Page.

   25                 *

   26                 *

   27                 *

   28                 *

___________________________
*Not applicable.

ITEM 17. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement ( or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shakopee, State of Minnesota, on August 26, 1997.

                              CANTERBURY PARK HOLDING CORPORATION


                              By:   /s/ Randall D. Sampson
                                   --------------------------------------------
                                   Randall D. Sampson, Chief Executive Officer,
                                   President and Treasurer (Principal
                                   Executive Officer, Principal Financial
                                   Officer and Principal Accounting Officer)


                               POWER OF ATTORNEY

    The undersigned officers and directors of Canterbury Park Holding Corporation hereby constitute and appoint Randall D. Sampson and Curtis A. Sampson, or either of them, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do of cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 26th day of August, 1997 by the following person in the capacities indicated:

SIGNATURE                               TITLE
---------                               -----

/s/ Curtis A. Sampson                   Chairman of the Board
------------------------------
    Curtis A. Sampson


/s/ Dale H. Schenian                    Vice Chairman of the Board
------------------------------
    Dale H. Schenian


/s/ Randall D. Sampson                  Chief Executive Officer, President,
------------------------------          Treasurer (Principal Executive
    Randall D. Sampson                  Officer, Principal Financial Officer
                                        and Principal Accounting Officer)
                                        and Director

/s/ Brian C. Barenscheer
----------------------------------        Director
    Brian C. Barenscheer



/s/ Gibson Carothers
----------------------------------        Director
    Gibson Carothers



/s/ Terence McWilliams
----------------------------------        Director
    Terence McWilliams


/s/ Carin Offerman
----------------------------------        Director
    Carin Offerman